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                                                                    EXHIBIT 3.27

                  SCOT LAD-LIMA, INC. ARTICLES OF INCORPORATION
   (Composite including all amendments and restatements through July 31, 2002)

FIRST:      The name of the corporation is: SCOT LAD-LIMA, INC.

SECOND: The place in Ohio were the principal office of the corporation is to be located is the City of Lima, Allen County.

THIRD: The purpose or purposes for which the corporation is formed are to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code and any amendments heretofore or hereafter made thereto.

FOURTH: The maximum number of shares which the corporation is authorized to have outstanding is seven hundred fifty (750), all of which shall be common shares without par value.

FIFTH:      The corporation will not have any initial stated capital.

SIXTH: The board of directors may fix and determine, and vary, the amount of working capital of the corporation; determine whether any (and, if any, what part) of the surplus, however created or arising, shall be used or disposed of or declared in dividends or paid to shareholders; and, without action by the shareholders, use and apply such surplus, or any part thereof, or such part of the stated capital of the corporation as is permitted under the laws of the State of Ohio, at any time or from time to time, in the purchase or acquisition of shares of any class, voting-trust certificates for shares, bonds, debentures, notes, scrip, warrants, obligations, evidence of indebtedness of the corporation, or other securities of the corporation, to such extent or amount and in such manner and upon such terms as the board of directors shall deem expedient and without regard to any provisions which may hereafter be contained in the corporation's articles of incorporation with respect to the redemption of shares of any class at the option of the corporation.

SEVENTH: A director or officer of the corporation shall not be disqualified by his office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent, or otherwise. No transaction or contract or act of the corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer, or any firm of which any director or officer is a shareholder, director, or trustee, or any trust of which any director or officer is a trustee or beneficiary, is in any way interested in such transaction or contract or act. No director or officer shall be accountable or responsible to the corporation for or in respect to any transaction or contract or act of the corporation or for any gains or profits directly or indirectly realized by him by reason of the fact that he or any firm of which he is a member or any corporation of which he is a shareholder, director, or trustee, or any trust of which he is a trustee or beneficiary, is interested in such transaction or contract or act; provided the fact

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            that such director or officer or such firm or corporation or such trust is so interested shall have been disclosed or shall have been known to the board of directors or such members thereof as shall be present at any meeting of the board of directors at which action upon such contract or transaction or act shall have been taken. Any director may be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or take action in respect to any such contract or transaction or act, and may vote thereat to authorize, ratify, or approve any such contract or transaction or act, and any officer of the corporation may take any action within the scope of his authority respecting such contract or transaction or act with like force and effect as if he or any firm of which he is a member, or any corporation of which he is a shareholder, director, trustee, or any trust of which he is a trustee or beneficiary, were not interested in such transaction or contract or act. Without limiting or qualifying the foregoing, if in any judicial or other inquiry, suit, cause, or proceeding, the question of whether a director or officer of the corporation has acted in good faith is material, then notwithstanding any statute or rule of law or of equity to the contrary (if any there be), his good faith shall be presumed, in the absence of proof to the contrary by clear and convincing evidence.

EIGHTH: No holder of shares of any class of the corporation shall be entitled as such, as a matter of right, to subscribe for or purchase shares of any class, now or hereafter authorized, or to purchase or to subscribe for securities convertible into or exchangeable for shares of the corporation, or to which shall appertain or be attached any warrants or rights entitling the holder thereof to subscribe for or purchase shares, except such rights of subscription or purchase, if any, at such price or prices, and upon such terms and conditions as the board of directors in its discretion may from time to time determine.

NINTH: Notwithstanding any provision of any statute of the State of Ohio, now or hereafter in force, requiring for any purpose the vote, consent, waiver, or release of the holders of shares entitling them to exercise two-thirds or any other proportion of the voting power of the corporation or of any class or classes of shares thereof, any action may be taken by the vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation, or of such class or classes, unless the proportion designated by such statute cannot be altered by these articles.

                         APPOINTMENT OF STATUTORY AGENT

            CT Corporation System, a corporation authorized to act as a statutory agent in the State of Ohio, is the agent upon which any process, notice, or demand required or permitted by statute to be served upon the corporation may be served. CT Corporation System's complete address is 1300 East Ninth Street, Cleveland, Ohio 44114.

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